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                                                                   EXHIBIT 11.1

                       SERVICE CORPORATION INTERNATIONAL
                       COMPUTATION OF EARNINGS PER SHARE


                                                                   Three Months Ended                  Nine Months Ended
                                                                      September 30,                       September 30,
                                                                  1996             1995                1996           1995
----------------------------------------------------------------------------------------------------------------------------
                                                                            (Thousands, except per share amounts)

PRIMARY:
Net income ............................................         $ 57,395         $ 39,136            $191,542       $127,156
                                                                ========         ========            ========       ========

Average number of common shares
  outstanding .........................................          235,622          194,085             235,273        192,615
Common stock equivalents applicable to options
  outstanding resulting from application of the
  "treasury stock method" using average stock price                6,253            3,009               5,570          2,055
                                                                --------         --------            --------       --------
Average common and common equivalent shares
  used in earnings per share ..........................          241,875          197,094             240,843        194,670
                                                                ========         ========            ========       ========

Primary Earnings Per Common Share:
  Net income ..........................................         $    .24         $    .20            $    .80       $    .65
                                                                =========        ========            ========       ========

FULLY DILUTED:
Net income ............................................         $ 57,395         $ 39,136            $191,542       $127,156
Add after tax interest expense applicable to
  convertible debentures ..............................            2,007            2,252               5,892          9,702
                                                                --------         --------            --------       --------
                                                                $ 59,402         $ 41,388            $197,434       $136,858
                                                                ========         ========            ========       ========

Average number of common shares
  outstanding .........................................          235,622          194,085             235,273        192,616
Common stock equivalents applicable to options
  outstanding resulting from application of the
  "treasury stock method" using end of period
  stock price (if greater than average stock
  price for period) ...................................            6,625            3,850               6,031          2,509
Assuming conversion of convertible debentures .........           13,676           27,406              13,662         30,137
                                                                --------         --------            --------       --------
Average shares used in fully diluted earnings per share          255,923          225,341             254,966        225,262
                                                                ========         ========            ========       ========
Fully Diluted Earnings Per Common Share:
  Net income ..........................................         $    .23         $    .18            $    .77       $    .61
                                                                ========         ========            ========       ========
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